EXHIBIT 2.10

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of this 15th day of April, 2022 (the “Effective Date”), by and between W.S. Badcock Corporation, a Florida corporation having an address at 200 NW Phosphate Boulevard, Mulberry, Florida 33860 (“Seller”), and MESIROW REALTY SALE-LEASEBACK, INC., an Illinois corporation, having an address at 353 North Clark Street, Chicago, Illinois 60654 (“Purchaser”).

RECITALS:

WHEREAS, Seller is the fee owner of those certain plots, pieces or parcels of land commonly known by the addresses set forth on Schedule I attached hereto and more particularly described on Exhibit A attached hereto (each individually, a “Land Parcel” and, collectively, the “Land”), and on which Seller operates its business (individually or collectively, the “Business”); and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Properties (as hereinafter defined), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.Sale and Purchase.
1.1    Property. Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller, upon and subject to the terms and conditions hereinafter set forth, (a) the Land; (b) all buildings and other improvements of every kind and nature currently located on the Land, all building systems, fixtures (but specifically excluding any machinery or equipment whether attached or not and any fixtures otherwise excluded by the terms of this Section 1.1), conduits, ducts, hot water heaters, oil burners, domestic water systems, and installations, including those used to provide fire protection, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, gas, sewer and water thereto, and all elevators, escalators and loading dock lifts (collectively, the “Improvements”); (c) all plans, specifications, studies, guaranties, contract rights, licenses, permits relating to the ownership and operation of the Land and/or the Improvements (as opposed to the operation of the Business), in Seller’s possession or under its control (collectively, the “Intangible Property”); and (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to Seller with respect to the Land and all appurtenances, easements, licenses, privileges and other property interests belonging to Seller with respect to the Land (collectively, the “Appurtenances”), free and clear of any liens, encumbrances, claims or security interests, other than all Permitted Encumbrances (as such term is defined in Section 4.1), but expressly excluding all right, title and interest of Seller, if any, in and to all equipment and personal property (regardless of whether attached or appurtenant to the Land or the Improvements and regardless of whether used in connection with the operation of the Business), all fixtures to the extent such fixtures are not affixed to the Land or the Improvements, and all of Seller’s racking and shelving, and conveyor systems (if any), whether affixed to the Land or the Improvements or not. Each Land Parcel and all Improvements located thereon and all Appurtenances and Intangible Property relating thereto are collectively referred to herein as a “Property” and collectively as the “Properties”.

1.2    All or Nothing Purchase and Sale. Purchaser and Seller acknowledge and agree that the individual Properties shall be sold together as a package. Except as expressly set forth herein in Section 5.2 (as to title matters), Section 9.3.2 (as to a breach of representations and warranties), Section 15.1 (as to a Casualty), and Section 15.2 (as to a Condemnation), any rights of Purchaser contained herein to terminate this Agreement shall require termination of the entire Agreement and shall not be construed as giving Purchaser the right to exclude, or terminate only as to, one (1) or more of the individual Properties. To the extent any provision herein expressly states that Purchaser shall have the right to terminate this Agreement with respect to any Property(ies) upon the terms set forth in such provision, then, upon Purchaser’s delivery of written notice to Seller exercising such right in accordance with the terms of such provision, this Agreement shall be deemed amended as follows with respect to such Property(ies) (each, a “Terminated Property” and collectively, the “Terminated Properties”), but shall otherwise remain in full force and effect: (i) the definition of Property or Properties shall not include such Terminated Properties, except to the extent that any provisions of this Agreement which by their express terms survive the termination of this Agreement prior to the Closing would be applicable to such Terminated Properties (or to the extent necessary to implement this Section 1.2); (ii) the Purchase Price (as such term is defined in Section 2.1) shall be reduced by the Allocated Purchase Price (as defined on Schedule I attached hereto) of such Terminated Properties; and (iii) Seller shall have no obligations with respect to such Terminated Properties, nor shall any covenant, representation or warranty be deemed made with respect to such Terminated Properties, and Purchaser shall not have any rights or obligations under this Agreement with respect to such Terminated Properties other than as set forth in the provisions of this Agreement which by their express terms survive the termination of this Agreement prior to the Closing.

2.     Purchase Price.

2.1    The purchase price to be paid by Purchaser to Seller for the Properties (the “Purchase Price”) is One Hundred FIFTY Million AND NO/100 DOLLARS ($150,000,000.00), subject to adjustment as otherwise provided under this Agreement. The Purchase Price shall be paid by Purchaser as follows:

2.1.1    No later than three (3) Business Days following the Effective Date, and as a condition to the effectiveness hereof (TIME BEING OF THE ESSENCE with respect to such date), Purchaser shall deliver to First American Title Insurance Company, through their New York office (“Escrow Agent” or the “Title Company”) an amount equal to Two Million Four Hundred Ninety Thousand AND NO/100 DOLLARS ($2,490,000.00) (together with any interest earned thereon, the “Initial Deposit”) by wire transfer of immediately available funds, to be held in escrow in accordance with Article 19; and

2.1.2    If Purchaser does not terminate this Agreement on or before the Due Diligence Date (as hereinafter defined) pursuant to Section 6.5, Purchaser shall, no later than three (3) Business Days following the Due Diligence Date (TIME BEING OF THE ESSENCE with respect to such date ), deliver to Escrow Agent an additional amount equal to Two Million Four Hundred Ninety Thousand AND NO/100 DOLLARS ($2,490,000.00) (together with any interest earned thereon, the “Additional Deposit”, and, together with the Initial Deposit, collectively, the “Deposit”) by wire transfer of immediately available funds, to be held in escrow in accordance with Article 19; and

2.1.3    Purchaser shall, on or before 3:00 p.m. (Eastern Time) on the Closing Date, deliver to Escrow Agent by wire transfer of immediately available funds an amount equal to (i) the Purchase Price as apportioned, adjusted and prorated pursuant to Article 7 or as otherwise provided under this Agreement less (ii) the amount of the Deposit plus (iii) any other amounts required to be paid by Purchaser at the Closing.

2.2    On the day after the Due Diligence Date, the Deposit shall become non-refundable, except as otherwise expressly set forth herein. In any instance where the Deposit is to be returned to Purchaser, Purchaser shall be entitled to a refund of only so much of the Deposit that has been delivered to Escrow Agent pursuant to the terms of this Agreement.

2.3    At the Closing, Escrow Agent shall disburse the Purchase Price apportioned, adjusted and prorated to reflect closing costs, prorations and other adjustments made pursuant to Article 7 to Seller as Seller may direct, in accordance with the Closing Statement (as hereinafter defined).

2.4    SSeller and Purchaser have agreed upon the allocation of the Purchase Price, before any adjustments as provided in this Agreement, among the individual Properties as set forth on Schedule I attached hereto. Each allocated purchase price on Schedule I attached hereto shall be referred to as an “Allocated Purchase Price”. Purchaser and Seller shall file federal, state and local tax returns in a manner consistent with the Allocated Purchase Price and shall otherwise be bound by such Allocated Purchase Price (including the preparation of all books, records and tax filings) unless otherwise required by applicable law. In the event one party does not file federal, state and local tax returns in a manner consistent with the Allocated Purchase Price, then such party shall bear the consequences of any discrepancies and the other party shall have no obligation or liability with respect thereto. In all events, the Allocated Purchase Price shall control for purposes of paying any transfer taxes in connection with the Closing and for purposes of determining the insured amount for any title insurance policy. This Section 2.4 shall survive the Closing.

3.    Leaseback.

3.1    Purchaser and Seller shall enter into a lease agreement with respect to each individual Property substantially on the form attached hereto as Exhibit B, pursuant to which Purchaser shall, from and after the Closing Date, lease each individual Property to Seller, at the rent and pursuant to the terms and conditions contained therein (each, a “Lease” and collectively, the “Leases”). The initial rent amounts of the Leases are set forth on Exhibit C attached hereto.

4.    State of Title of Property and Violations.

4.1    Permitted Encumbrances. Each Property is being sold and is to be conveyed subject only to the following matters (collectively, the “Permitted Encumbrances”):

4.1.1    Any and all present and future zoning restrictions, regulations, requirements, laws, ordinances, resolutions and orders applicable to the Property, and all other laws, requirements, orders, rules, or regulations, now or hereafter in effect, of any governmental or quasi-governmental authority, department or agency having jurisdiction over the Property or any part thereof.

4.1.2    The state of facts shown on the Surveys and any updates thereto, other than matters that Seller is expressly obligated to have removed pursuant to Article 5 below.

4.1.3    Real estate taxes and assessments for the fiscal year in which the Closing occurs which are not yet due and payable

4.1.4    Rights and easements of utility companies to lay, install, maintain or operate wires, lines, cables, pipes, holes, boxes and other fixtures, facilities or equipment in, over and upon the Property or any portion thereof, to the extent disclosed in the applicable Title Report and/or Survey.

4.1.5    Any exceptions caused by Purchaser, its agents, representatives or employees.

4.1.6    The liens, encumbrances and other matters listed on, and/or disclosed by, the applicable Title Report (as hereinafter defined) other than (a) the general exceptions, (b) subject to Article 5 below, any Required Title Clearance Items (as hereinafter defined), and (c) any other matters that Seller is expressly obligated to have removed pursuant to Article 5 below.

4.1.7    Such matters as Escrow Agent shall be willing, without any additional premium, to omit as exceptions to coverage on the applicable Title Policy.

4.1.8    Such matters that are not timely objected to in accordance with Section 5.2.

4.2    Violation Objections and Termination Rights. The Properties are being sold and are to be conveyed subject to all notes or notices of violation of law or municipal ordinances, orders or requirements noted in or issued by or any federal, state, county or municipal department having jurisdiction affecting or against the Properties which are disclosed to Purchaser prior to the Due Diligence Date or thereafter disclosed in accordance with this Agreement and for which Purchaser did not have the right to terminate, or did not terminate, this Agreement. Notwithstanding the foregoing, Seller, as the tenant under the applicable Lease, shall have to cure such violations and comply with all such laws, ordinances, and orders as and to the extent set forth in the Leases.

5.    Title Insurance and Ability of Seller to Convey.

5.1    Purchaser acknowledges receipt prior to the Effective Date of (i) certain commitments (collectively, the “Title Reports”) to issue owner’s policies of title insurance with respect to the applicable Property from Escrow Agent bearing the commitment numbers set forth on Schedule I attached hereto, and (ii) copies of all documents, recorded or unrecorded, referenced in the Title Reports (collectively, the “Underlying Documents”). On the Closing Date, Seller shall cause (at Seller’s expense in accordance with the terms of Article 7 below) the Title Company to issue to Purchaser (or its applicable designee or assignee as permitted in accordance with the terms of Section 25.8)
an owner’s title insurance policy for each individual Property insuring Purchaser (or its applicable designee or assignee as permitted in accordance with the terms of Section 25.8) in the amount of the Allocated Purchase Price for such Property, insuring title to such Property in Purchaser (or its applicable designee or assignee as permitted in accordance with the terms of Section 25.8), subject only to all Permitted Encumbrances and including the Required Endorsements (as hereinafter defined) to the extent available in the State where the applicable Property is located (each, a “Title Policy” and, collectively, the “Title Policies”). Purchaser acknowledges receipt prior to the Effective Date of certain ALTA surveys of the Properties performed by a registered surveyor and as further described on Schedule I attached hereto
, which shall be updated as reasonably requested by Purchaser (at Seller’s sole cost) and certified to Purchaser (and/or its applicable designee or assignee as permitted in accordance with the terms of Section 25.8), Purchaser’s lender(s), Seller, Escrow Agent, and any other party reasonably required by Purchaser (collectively, the “Surveys”) Each of Purchaser and Seller shall deliver to the other and to the Title Company any updates to the Title Reports and any updated Surveys obtained by such party promptly after receipt thereof. Except as otherwise specifically provided in Section 4.1, Section 5.2, Section 5.3 and Section 5.4. Seller shall not be obligated to incur any expense, or to bring any action or proceeding, to remove any exceptions or objections to title or to render title to any Property marketable and/or indefeasible and shall not be obligated to grant an abatement in the Purchase Price with respect to any such exception or objection. Nothing herein contained shall be construed to limit Purchaser’s right to specific performance or any other remedy hereunder in the event of Seller’s default hereunder. Seller shall have the right, but not the obligation, to a reasonable adjournment or adjournments, but in no event more than twenty (20) days in the aggregate, of the Closing to remove any defect in or objection to title disclosed on or prior to the Closing Date in any Title Report and/or Survey, any update to any Title Report and/or Survey, or otherwise which does not constitute a Permitted Encumbrance (including, but not limited to, any Required Title Clearance Item (as such term is defined in Section 5.2.1)). Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and in any Seller’s Document delivered to Purchaser at the Closing, Seller makes no representation or warranty regarding the condition of title to the Land or the Improvements. Seller acknowledges that, at the Closing, Purchaser may obtain loan policies of title insurance, at Purchaser’s sole cost and expense, for its lender from Chicago Title Insurance Company (“Chicago Title”) insuring the lien of the applicable mortgage, deed of trust or deed to secure debt, as applicable, on the Properties (collectively, the “Loan Title Policies”) and Seller agrees to reasonably cooperate with Purchaser and Chicago Title, at no cost or expense to Seller, in the issuance of such Loan Title Policies as set forth herein. Seller agrees that delivery to Chicago Title of the documents and instruments required under Section 12 shall not be deemed to impose any cost or expense on Seller.

5.2    Title Objections and Termination Rights.

5.2.1    To the extent the same affects any Property, Seller shall eliminate any mortgage, deed of trust or deed to secure debt, regardless of amount, executed by Seller, any other any matter in the nature of a lien for borrowed money (and documents relating thereto) executed by Seller, any mechanics’ lien, judgment lien or any other monetary lien caused by or through Seller and affecting any Property (the “Required Title Clearance Items”).

5.2.2    No less than ten (10) days prior to the Due Diligence Date, Purchaser shall deliver to Seller a written statement of objection to any matter disclosed in any Title Report or Survey to which Purchaser does not agree to take title to the applicable Property subject to (the “Initial Title Notice”). Any exceptions contained in the Title Reports and not objected to in Purchaser’s Initial Title Notice, other than the Required Title Clearance Items and the general exceptions, shall be deemed Permitted Encumbrances. If Purchaser fails to timely deliver the Initial Title Notice, all exceptions contained in the Title Reports, other than the Required Title Clearance Items and the general exceptions, shall be deemed Permitted Encumbrances.

5.2.3    If Purchaser or Seller obtains knowledge that any individual Property is or becomes subject to any lien, encumbrance or other exception prior to the Closing Date that is not disclosed on the applicable Title Report or that does not constitute a Permitted Encumbrance (any such lien, encumbrance or other exception, individually or collectively, together with all matters objected to in the Initial Title Notice, a “Title Objection Matter”), then such party shall promptly provide the other party with notice and a copy thereof. Purchaser shall furnish to Seller a written statement of objections, if any, to any such Title Objection Matter within five (5) Business Days of becoming aware of any individual Title Objection Matter (TIME BEING OF THE ESSENCE with respect to such date), provided that Purchaser’s failure to notify Seller of any Required Title Clearance Item shall not relieve Seller of its obligation to remove such item. For the sake of clarity, if any Title Objection Matter constitutes a Required Title Clearance Item, Seller shall be obligated to have the same removed whether or not Purchaser provides a written objection with respect thereto.

5.2.4    To the extent all Title Objection Matters (other than the Required Title Clearance Items) may be removed and/or cured solely by the payment of a sum of money not exceeding ONE HUNDRED Fifty Thousand and NO/100 DOLLARS ($150,000.00) in the aggregate (the “Title Cure Cap”), Seller shall remove and/or cure the same. To the extent such Title Objection Matters may not be removed and/or cured solely by payment of a sum of money not exceeding the Title Cure Cap or the cost to remove and/or cure such Title Objection Matters exceeds the Title Cure Cap, Seller shall have the option (each of the foregoing, a “Seller’s Cure Option”) to elect to (x) remove and/or cure the same at its sole cost and expense, or (y) elect not to take any action (“No-Action Election”), in which case Purchaser may make a Purchaser Title Election (as hereinafter defined). Seller shall have the right to elect either of Seller’s Cure Options as Seller becomes aware of Title Objection Matters and shall provide Purchaser with written notice of which Seller’s Cure Option it elects with respect to each Title Objection Matter contained in Purchaser’s Initial Title Notice within five (5) Business Days after receipt of the Initial Title Notice and within five (5) Business Days after receipt or delivery of notice of any other Title Objection Matter as to such Title Objection Matter. Once a Seller’s Cure Option election has been made with respect to any matter contained in the Initial Title Objection or any subsequent Title Objection Matter, Seller shall have no right to alter or amend its election with respect to such matters as Seller becomes aware of additional Title Objection Matters. Seller’s failure to remove or cure, at or prior to Closing, any matter which Seller has elected to cure or remove pursuant to its Seller’s Cure Option shall be a default by Seller under this Agreement. Seller shall have the right to a reasonable adjournment or adjournments of the Closing Date, not to exceed twenty (20) days in the aggregate, in order to cure or remove the items it has elected to cure or remove. If Seller fails to timely deliver notice of a Seller Cure Option with respect to the Initial Title Notice or any subsequent Title Objection Matter, Seller shall be deemed to have made a No-Action Election.

5.2.5.    Provided that Seller elects the No-Action Election or is deemed to have made a No-Action Election, Purchaser shall have the right to provide Seller notice of Purchaser’s intent to terminate this Agreement (the “Purchaser Title Election”) with respect to all of the Property(ies) subject to the applicable Title Objection Matter(s), subject to the provisions of the following sentence (the Property(ies) with respect to which Purchaser desires to terminate this Agreement, the “Title Objection Matter Terminated Property(ies)”). Notwithstanding any provision of this Section 5.2 to the contrary, Purchaser may only terminate this Agreement with respect to an individual Property to the extent the Title Objection Matter(s) at the applicable individual Property will cost in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) to remove and/or remedy. Purchaser shall make the Purchaser Title Election (if at all) by written notice to Seller delivered on or before the fifth (5th) Business Day after delivery of Seller’s notice electing the No-Action Election or the expiration of the five (5)-Business Day period for Seller to deliver the Seller’s Cure Option election notice, as applicable, with respect to the particular Title Objection Matter.

5.2.6    If Purchaser affirmatively elects not to make the Purchaser Title Election or fails to deliver notice of making the Purchaser Title Election in accordance with and pursuant to the terms of Section 5.2.5, Purchaser shall be deemed to have failed to make the Purchaser Title Election, and Purchaser shall be required, subject to the terms and conditions of this Agreement, to close on the transactions contemplated pursuant to this Agreement and accept title subject to the Title Objection Matter(s) without any reduction or credit to the Purchase Price. If Purchaser makes the Purchaser Title Election, this Agreement shall terminate with respect to the Title Objection Matter Terminated Property(ies), in which case this Agreement shall be amended pursuant to the terms and provisions of Section 1.2, and for such purpose each Title Objection Matter Terminated Property shall be deemed a “Terminated Property.” In the event that Purchaser terminates this Agreement as to all Properties as a result of Title Objection Matters, the Deposit shall be returned to Purchaser and neither party shall have any further obligation or liability hereunder, except with respect to such terms that expressly survive termination pursuant to the terms hereof.

5.3    If Seller shall so request, Purchaser will allow Seller to pay from the balance of the Purchase Price as much thereof as may be necessary to satisfy any lien or encumbrance which Seller is obligated or elects to cure hereunder.

5.4    At the Closing, subject to the provisions of this Article 5, Seller shall convey to Purchaser fee simple title to the Properties free of all liens and encumbrances other than the Permitted Encumbrances.

5.5    The Closing Date shall be extended (including beyond the Outside Closing Date) as reasonably necessary to allow for the time periods for delivery and response to any Title Objection Matter, Seller’s Cure Option election, No-Action Election and Purchaser’s Title Election provided for in this Article 5.

6.    Diligence.

6.1    Deliveries by Seller. Prior to the Effective Date, Purchaser received an offering package with respect to the Properties and/or was granted access to Property-related materials, including those certain agreements, documents, reports, and other written material and instruments more particularly set forth on Exhibit E attached hereto (collectively, the “Offering Package”). If not already provided to Purchaser prior to the Effective Date, Seller shall deliver or make available, or cause to be delivered or made available, to Purchaser for inspection, any additional documents, information and/or reports reasonably requested by Purchaser which are in the actual possession or control of Seller (together with the Offering Package, all documents, reports, and materials delivered to Purchaser by or on behalf of Seller or otherwise actually reviewed by Purchaser, the “Due Diligence Materials”), including, without limitation, the items listed on Exhibit E-1, which are hereby requested by Purchaser and shall be provided by Seller within ten (10) days following the Effective Date. The Due Diligence Materials do not (and are not required to) include any documentation or information which Seller must keep confidential under applicable law or by court order or otherwise, or any items which are protected by any attorney-client privilege. It is expressly agreed and understood that none of Seller nor its representatives shall be required to create any report or statement for Purchaser that is not created in the ordinary course of owning or operating the Properties.

6.2    No Representations Regarding Due Diligence Materials. By making available to or furnishing Purchaser with the Due Diligence Materials, except as expressly provided in Section 9.1.20, Seller does not make any warranty or representation with respect to the accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials. Seller shall make available to or furnish Purchaser with any other existing written information, reports or updates of such Due Diligence Materials, to the extent in existence, within three (3) Business Days following reasonable request by Purchaser, but failure to deliver or make available same shall not in and of itself constitute a default hereunder, or otherwise constitute a failure of a condition to the Closing. Except to the extent such claim results from the breach of a representation or warranty expressly made by Seller in this Agreement or in any Seller’s Documents, Purchaser hereby waives any and all claims against Seller arising out of any inaccuracy, incompleteness, conclusions or statements expressed in the Due Diligence Materials furnished or made available by Seller or any other party. The immediately preceding sentence of this Section 6.2 shall survive the Closing until the Survival Date (as such term is defined in Section 26.1) set forth in Section 26.1 or the termination of this Agreement.

6.3    Access to the Property.

6.3.1    Provided Purchaser has delivered evidence of Purchaser’s Liability Insurance (as hereinafter defined) to Seller, and Seller has approved the certificate(s) of insurance relating thereto (which approval shall not be unreasonably withheld, conditioned or delayed), Seller will allow Purchaser and its employees, agents, prospective lenders, attorneys, contractors, and representatives (collectively, “Purchaser’s Representatives”), prior to the Closing Date at reasonable times during normal business hours upon two (2) Business Days’ prior notice and without material interruption of Seller’s management of any Property or interference with occupants or employees at any Property, to enter upon the Properties (i) for the purpose of updating Surveys, inspections, engineering studies, Phase I environmental assessments and any other non-invasive tests, structural examinations or studies which Purchaser may reasonably deem necessary and (ii) to inspect the Properties and, to the extent permitted by law, all books, records and accounts relating to the operation thereof (collectively, clauses (i) and (ii), the “Investigations”). Except as otherwise provided herein (i.e., as to reports Seller is required to provide to Purchaser or to pay for), Purchaser shall be solely responsible for all of the costs and expenses of any Investigations and Purchaser shall conduct such Investigations in good faith and with due diligence. Notwithstanding the foregoing, Seller’s prior written consent (which consent may be granted or withheld in Seller’s sole and absolute discretion) shall be required for any Investigations which involve invasive or destructive testing of any Property (or any portion thereof and including, without limitation, any Phase II environmental assessments or boring of any Property in connection with an environmental audit or otherwise) or any alteration of any Property (or any portion thereof). In the event Seller does provide its consent to any such invasive testing or alteration, Purchaser shall promptly restore each Property to its condition immediately prior to, as applicable, such test or alteration. At Seller’s request, Purchaser shall provide Seller with evidence that applicable contractors performing physical tests or inspections at the property on behalf of Purchaser (as opposed to mere site visits) carry customary liability insurance. Purchaser shall (i) fully comply with all laws, rules and regulations applicable to such Property and/or the Investigations and all other activities undertaken at the Properties in connection therewith, (ii) not unreasonably interfere with the use, occupancy, management, maintenance or operation of such Property (or any portion thereof) by Seller (or any of its agents, representatives, residents, occupants, guests, invitees, contractors, or employees), and (iii) schedule all such Investigations with Seller in advance and during normal business hours and shall permit Seller to have a representative present during all Investigations undertaken hereunder. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and each other Released Party (as such term is defined in Section 11.2) from and against any and all loss, cost, expense, damage, claim and liability (including, without limitation, reasonable attorneys’ fees and disbursements), suffered or incurred by Seller or any other Released Party and arising out of or in connection with (i) Purchaser and/or Purchaser’s Representatives entry upon any Property, (ii) any Investigations and other activities conducted at any Property by Purchaser or Purchaser’s Representatives, and (iii) any liens or encumbrances filed or recorded against any Property as a consequence of any and all Investigations and other activities undertaken by Purchaser or Purchaser’s Representatives. The foregoing indemnity shall not apply to the mere discovery (as opposed to the exacerbation) of conditions existing at any Property or to any loss, cost, expense, damage, claim and liability to the extent arising out of Seller’s or any other Released Party’s gross negligence or willful misconduct. Purchaser shall procure, prior to entry upon any Property, and maintain for at least one (1) year after the Effective Date commercial general liability insurance covering Purchaser and naming Seller as an additional insured, on an occurrence, as opposed to claims made, basis and providing for an each occurrence limit of $1,000,000, personal & advertising injury limit of $1,000,000 resulting in a combined general aggregate limit of not less than $2,000,000 per occurrence and an additional $5,000,000 in Umbrella/Excess limits, with no deductible, issued by companies authorized to transact insurance business in the State in which the applicable Property is located (“Purchaser’s Liability Insurance”). All of Purchaser’s Liability Insurance shall be primary and not contributing with any insurance maintained by Seller to the extent of Purchaser’s indemnity contained in this Section 6.3.1. Seller shall be named as an additional insured under all of Purchaser’s Liability Insurance and Seller shall be given written notice at least thirty (30) days (ten (10) days for nonpayment) prior to cancellation, material amendment or reduction of any such coverage. The provisions of this Section 6.3.1 shall not in any way be deemed to amend the provisions of Article

11. The indemnity set forth in this Section 6.3.1 shall survive the Closing and/or the termination of this Agreement until the Survival Date set forth in Section 26.1.

6.3.2    Purchaser and/or Purchaser’s Representatives shall not contact or communicate with employees of any Property or otherwise interfere with the normal conduct by Seller or employees of any Property of their business at any Property.

6.4    Return of Information Upon Termination. Except as expressly provided in this Section 6.4, if this Agreement is terminated by any party pursuant to the terms of this Agreement, then Purchaser shall return to Seller, or confirm to Seller in writing that Purchaser has destroyed, all Due Diligence Materials delivered to Purchaser and/or Purchaser’s Representatives as well as a copy of any and all reports, studies, data, analysis and surveys that Purchaser and/or Purchaser’s Representatives discover or commission in connection with or resulting from their due diligence activities on the Properties (collectively, the “Information”); provided, however, (i) neither Purchaser nor Purchaser’s Representatives shall be required to destroy or return any electronic copies of the Information created under standard electronic backup and archival procedures, and (ii) Purchaser may retain copies of the Information in accordance with Purchaser’s formal written document retention policies or regulatory requirements, and any Confidential Information (as hereinafter defined) retained and not destroyed shall remain subject to the confidentiality provisions of Section 22.1. All Due Diligence Materials and Information shall be “Confidential Information” unless any Due Diligence Materials and/or Information (a) becomes generally available to the public, provided this occurs other than by disclosure by Purchaser or Purchaser’s Representatives in violation of this Agreement, (b) was or becomes available to Purchaser or Purchaser’s Representatives on a non-confidential basis, from a source other than Seller or Seller’s representatives, provided that such source is not known by Purchaser or Purchaser’s Representatives to be party to a non-disclosure or confidentiality agreement concerning the Information, or (c) was independently developed by Purchaser or Purchaser’s Representatives without use or reference to the Information. Purchaser acknowledges and agrees that the Confidential Information is subject to the confidentiality provisions of Section 22.1. Purchaser shall indemnify the Released Parties from and against any and all Claims (as such term is defined in Section 11.2) resulting from, arising out of or in connection with Purchaser’s and/or Purchaser’s Representatives’ breach of its obligations under this Section 6.4. The indemnity set forth in this Section 6.4 shall survive the Closing and/or the termination of this Agreement until the Survival Date set forth in Section 26.1.

6.5.    Purchaser’s Unconditional Right to Terminate. Purchaser shall have the right to terminate this Agreement for any reason whatsoever, or for no reason, by notifying Seller in writing, which notice may be solely by email, of such termination on or before 5:00 p.m. (Eastern Time) on the date that is thirty (30) days following the Effective Date (the “Due Diligence Date”) (TIME BEING OF THE ESSENCE as to such time and date). If Purchaser duly terminates this Agreement in accordance with the foregoing provisions of this Section 6.5, this Agreement shall terminate, Purchaser shall be entitled to the return of the Initial Deposit (less and except One Hundred and No/100 Dollars ($100.00), which shall be paid to Seller as independent consideration for Purchaser’s right to terminate this Agreement under this Section 6.5) and the parties shall have no further liability to one another arising from this Agreement, except that the following provisions of this Agreement shall survive such termination and be enforceable by the parties after termination: namely, Sections 6.2, 6.3 (other than with respect to access to the Properties), 6.4, this 6.5, 7.1, 19, 21.1, 22.1, and 23.1 and any other obligations or liabilities that expressly survive the termination of this Agreement. If Purchaser does not duly terminate this Agreement in accordance with the foregoing provisions of this Section 6.5, or if Purchaser delivers written notice of its acceptance of the Properties to Seller on or before 5:00 p.m. (Eastern Time) on the Due Diligence Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 6.5 and shall be deemed to have accepted the condition of the Properties.

6.6.    Changes in Representation and Warranties. Prior to the Due Diligence Date, Purchaser shall promptly notify Seller of its discovery of any inaccuracy in any representation or warranty of Seller hereunder and Seller shall have the right from time to time, until five (5) Business Days prior to the Due Diligence Date, to modify any representation or warranty made by Seller herein by giving Purchaser written notice of any such update and/or modification prior to the day which is five (5) Business Days prior to the Due Diligence Date (each, a “Seller’s Modification Notice”), without incurring any cost, expense, liability or obligation, and without the same constituting a breach or default under this Agreement, unless the event giving rise to such modification is Seller Control Default (as hereinafter defined). Purchaser agrees that, in such event, the applicable representations and warranties contained herein shall be deemed modified to reflect the updates and/or modifications made thereto by Seller as of the last Seller’s Modification Notice.

7.    Expenses.

7.1    Except as expressly provided below in this Section 7.1 and in Section 25.16, each party shall pay its own costs and expenses in connection with the transactions contemplated hereby, including the fees and expenses of its attorneys, accountants, consultants and engineers. Seller shall pay (a) all fees and costs due to Escrow Agent in connection with the transactions contemplated herein, (b) transfer taxes, documentary stamp taxes, recording taxes, and other taxes, fees, charges and expenses required to be paid in connection with the sale of the Properties and the granting of the Deeds (as hereinafter defined) at the Closing, (c) all due diligence expenses and charges, including, without limitation, any expenses and charges for engineering reports, appraisals, environmental reports, zoning reports, and property condition reports, obtained by, or on behalf of, Purchaser, in connection with the transactions contemplated herein, (d) all expenses of or related to the issuance of standard coverage for any ALTA owner’s title insurance policy, including any incremental costs for extended coverage, if applicable, and any endorsements thereto mutually agreed to by Purchaser and Seller, acting reasonably, that are permitted by state law and reasonably customary in similar commercial transactions in which the individual Properties are located (including, without limitation, survey coverage and the following endorsements to the extent available in the State where the applicable Property is located: zoning endorsement 3.1, ALTA 9, tax parcel, subdivision, access, contiguity (if applicable), encroachment (if applicable), and utility facilities) (collectively, the “Required Endorsements”), (e) the cost of the Surveys and any updates thereto, (f) recording fees for recordation of the Deeds, and (g) the cost of releasing all liens, judgments and other encumbrances that are to be released of record (subject to the limitations set forth herein) and the fees associated with recording any such releases. Purchaser shall pay (i) any other costs associated with Purchaser’s financing of the Properties (including, without limitation, mortgage recording taxes, to the extent the same are required to be paid), and (ii) all expenses of or related to the issuance of standard coverage for any ALTA lender’s title insurance policy, including any incremental costs for extended coverage, if applicable, and any endorsements thereto). Any other customary closing costs shall be paid by Purchaser and Seller in accordance with local custom in the State and jurisdiction in which the applicable Property to which the applicable costs relate is located. The provisions of this Section 7.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

8.    Adjustments and Closing Costs.

8.1    In view of the subsequent lease of each individual Property by Purchaser to Seller pursuant to the Leases and Seller’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at the Closing. On the Closing Date, Seller shall pay Base Rent (as such term is defined in the Lease) for the period from the Closing Date through first full calendar month following the Closing Date. Purchaser acknowledges and agrees that such Base Rent shall be paid to Purchaser out of Seller’s proceeds received at the Closing.

9.    Representations and Warranties of Seller.

9.1    Representations and Warranties. Seller represents and warrants to Purchaser that as of the Effective Date the following representations and warranties are true and correct in all material respects and the same shall be true and correct in all material respects as of the Closing Date (except for the changes disclosed as provided in Section 6.6 above and except as provided in Section 9.3.2 below):

9.1.1    Seller is a corporation validly existing and in good standing under the laws of the State of Florida. Subject to any consent required under Seller’s organizational documents (the “Required Seller Consents”), which Required Seller Consents shall be obtained on or prior to the Closing, Seller has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (collectively, the “Seller’s Documents”) and to perform all obligations arising under this Agreement and the Seller’s Documents. Subject to Seller obtaining the Required Seller Consents, this Agreement and the Seller’s Documents constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as may be limited by general equitable principles. Subject to obtaining the Required Seller Consents, Seller is authorized to enter into this Agreement and the transactions contemplated hereby.

9.1.2    Subject to Seller obtaining the Required Seller Consents, this Agreement and the Seller’s Documents do not and will not contravene any provision of the organizational documents of Seller, any judgment, order, decree, writ, injunction, or any other agreement binding on Seller, or any provision of any existing law or regulation to which Seller is a party or is bound. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Seller), other than the Required Seller Consents that have been or will be obtained by the Closing.

9.1.3    Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware. Subject to any consent required under Guarantor’s organizational documents (the “Required Guarantor Consents”), which Required Guarantor Consents shall be obtained on or prior to the Closing, Guarantor has full power and authority to execute and deliver the joinder attached to this Agreement and the Guaranties (as hereinafter defined) (collectively, the “Guarantor’s Documents”) and to perform all obligations arising under the Guarantor’s Documents. Subject to Guarantor obtaining the Required Guarantor Consents, the Guarantor’s Documents constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as may be limited by general equitable principles. Subject to obtaining the Required Guarantor Consents, Guarantor is authorized to enter into the Guarantor’s Documents and the transactions contemplated thereby.

9.1.4    Subject to Guarantor obtaining the Required Guarantor Consents, the Guarantor’s Documents do not and will not contravene any provision of the organizational documents of Guarantor, any judgment, order, decree, writ, injunction, or any other agreement binding on Guarantor, or any provision of any existing law or regulation to which Guarantor is a party or is bound. The execution and delivery of the Guarantor’s Documents and the consummation of the transactions contemplated thereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Guarantor), other than the Required Guarantor Consents that have been or will be obtained by the Closing.

9.1.5    No litigation, or governmental or agency proceeding or investigation is pending or, to Seller’s actual knowledge, threatened in writing against Seller which would materially impair or adversely affect Seller’s ability to perform its obligations under this Agreement and consummate the transactions contemplated herein.

9.1.6    To Seller’s actual knowledge, there are no claims, options, options to purchase, liens, covenants, conditions, restrictions, rights-of-way, servitudes, easements, judgments and other matters affecting title to any of the Properties, except such matters as are shown in the Title Reports. There are no leases or other tenancies or licenses to occupy any of the Properties.

9.1.7    To Seller’s actual knowledge, neither Seller nor any Property is in material violation of, or material default under, any of the Underlying Documents.

9.1.8    To Seller’s actual knowledge, Seller and each individual Property is in compliance in all material respects with all applicable laws, ordinances regulations, licenses, permits and authorizations relating to the ownership, current operation or current use of each individual Property (“Applicable Laws”). Seller has not received any written notice or other written communication from any governmental or regulatory authority or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in all material respects with, any Applicable Laws which remains uncured.

9.1.9    To Seller’s actual knowledge, there are no off-site facilities necessary to ensure compliance by any Property with Applicable Laws.

9.1.10    To Seller’s actual knowledge, the mechanical systems in the Improvements on the Land are independent systems and do not depend on any other property or source of power or materials for operation except customary utility services.

9.1.11.    To Seller’s actual knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by Applicable Law or reasonably necessary for the operation of each Property (including the Improvements) as it is presently being operated are adequate to service such Property and all currently due and payable fees and other charges therefor have been paid in full, including, but not limited to, tap-in and connection fees for public water and sanitary sewerage facilities. To Seller’s actual knowledge, no fact or condition exists which would result in the termination, reduction or impairment of the furnishing of service to any Property of water, sewer, gas, electric, telephone, drainage and other such utility services.

9.1.12.    Seller has not received any written notice from any insurance carrier of defects or inadequacies in any Property which if not corrected would result in termination of insurance coverage or material increase in the cost thereof.

9.1.13.    To Seller’s actual knowledge, except as specifically described in any environmental reports delivered to Purchaser (collectively, the “Environmental Reports”), there are no Hazardous Materials generated, released, stored, buried or deposited over, beneath, in or upon the Land or the Improvements thereon, in violation of Applicable Laws.

9.1.14.    The transaction contemplated hereby either (i) will not constitute a sale of all or substantially all the assets of Seller, or (ii) if such transaction does constitute a sale of all or substantially all the assets of Seller, Seller hereby indemnifies Purchaser, its assignees and designees taking title to a Property against any resulting state tax liability with respect to the period prior to the Closing or the sale contemplated by this Agreement.

9.1.15.    Seller does not employ any employees at any Property with respect to whom Purchaser shall have any obligations after the Closing.

9.1.16.    There is no contemplated, pending or threatened bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, whether voluntary or involuntary, affecting Seller or Guarantor or; and no attachments, execution proceedings or assignments for the benefit of creditors are pending or threatened in writing against Seller or Guarantor.

9.1.17.    Neither Seller nor Guarantor is currently identified as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (the “OFAC List”) or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

9.1.18.    Seller has not received written notice of condemnation or eminent domain proceedings affecting a Property and Seller has no actual knowledge that any such proceedings are contemplated.

9.1.19.    To Seller’s actual knowledge, there are no pending or threatened in writing material requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any Property or any portion thereof, including, without limitation, proceedings involving building code, environmental or zoning.

9.1.20.    All Due Diligence Materials provided to Purchaser are complete copies of the originals or copies thereof in Seller’s possession, except as may be indicated therein. Seller has not failed to provide any documents or other information to Purchaser based on any requirements of confidentiality that would otherwise be Due Diligence Materials under this Agreement (“Excluded Documents”), which Excluded Documents would disclose any material adverse information regarding any Property, Seller or Guarantor.

9.2    Survival. The provisions of Section 9.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

9.3    Limitations on Seller’s Representations.

9.3.1    Those provisions of this Article 9 and the representations and warranties set forth in such provisions, shall survive the Closing until the Survival Date set forth in Section 26.1. Notwithstanding anything contained herein to the contrary, absent fraud or intentional misrepresentation, Seller shall have no obligation or liability to Purchaser, prior to or after the Closing (if the Closing shall occur), in any respect of the inaccuracy or breach of any representation or warranty of Seller hereunder (and such default, inaccuracy and/or breach by Seller shall be deemed waived by Purchaser), to the extent such default, inaccuracy or breach (1) is actually known by Purchaser or Purchaser’s Representatives prior to 12:00 p.m. (Eastern Time) on the Due Diligence Date, (2) becomes known to Purchaser prior to the Closing Date and Purchaser does not provide written notice thereof to Seller in accordance with the terms of Section 9.3.2 below, or (3) arises from the act or omission of Purchaser or Purchaser’s

Representatives or was consented to by Purchaser in writing. To the extent Purchaser has actual knowledge of any such inconsistency or difference prior to 12:00 p.m. (Eastern Time) on the day prior to Due Diligence Date, then such representations and warranties shall be deemed modified to conform them to such difference or inconsistent facts so known to Purchaser. The provisions of this Section 9.3 shall survive the Closing until the Survival Date set forth in Section 26.1.

9.3.2.    Without limiting the foregoing, to the extent that Seller or Purchaser becomes aware of any conflict with or inaccuracy in the representations and warranties set forth herein (a “Representation Breach”) after the Effective Date and prior to the Closing, the party having knowledge of such Representation Breach (the “Recipient”) shall provide to the other party (the “Maker”) a written notice thereof within three (3) Business Days after obtaining such knowledge. The Maker will have the right, but not the obligation, to cure the Representation Breach within five (5) Business Days after the Maker’s receipt of such notice (and if reasonably required, the Closing will be extended to allow for such cure). Regardless of whether such cure is attempted or effected by the Maker, the Recipient, within three (3) Business Days following the end of the Maker’s five (5)-Business Day cure period (but in any event, prior to the Closing), shall only have the right to either (i) terminate this Agreement in whole or, if applicable, solely with respect to the affected Property (and, if the Maker is Seller, only if the Representation Breach has a material adverse effect on such Property, as determined by Purchaser in Purchaser’s sole but reasonable judgment), subject to Purchaser’s rights set forth below with respect to a Representation Breach resulting from a Seller Control Event (as hereinafter defined); or (ii) proceed with the transaction described herein. If the Recipient elects to terminate this Agreement pursuant to this Section 9.3.2, (a) the Deposit shall be returned to Purchaser unless Purchaser is the Maker and the Representation Breach is not a breach of Section 10.1.4 of which Purchaser did not have knowledge as of the Effective Date, or the termination right is exercised with respect to less than all of the Properties (and, if a Representation Breach is the result of a Seller Control Event, the Representation Breach shall be a Seller default hereunder and Purchaser shall be entitled to all rights and remedies afforded to Purchaser hereunder with respect to a Seller default), and (b) to the extent this Agreement is terminated in its entirety, neither Party will have any further rights or obligations under this Agreement except for the provisions of this Agreement which by their express terms survive the termination of this Agreement prior to the Closing. If the Recipient does not elect to so terminate this Agreement (whether or not having disclosed the Representation Breach to Seller and whether or not such Representation Breach is the result of a Seller Control Event), the Recipient shall be deemed to have proceeded in accordance with subsection (ii) above and shall be conclusively and automatically deemed to have waived any rights that the Recipient may have against the Maker as a result of such Representation Breach, and the Maker will have no liability whatsoever with respect to the Inaccuracy. Nothing herein shall be deemed to modify or alter the terms of any Lease or the obligations of the tenant thereunder with respect to any Property. As used herein, “Seller Control Event” shall mean (a) a knowing misrepresentation by Seller or (b) the failure of any of Seller’s representations and warranties to remain true and correct as of Closing, but only if such failure is as a direct result of or directly caused by any act or omission by Seller, its employees or agents in contravention of this Agreement.

10.    Representations and Warranties of Purchaser.

10.1    Representations and Warranties. Purchaser represents and warrants to Seller that as of the Effective Date the following representations and warranties (and all other representations and warranties of Purchaser contained herein) are true and correct in all material respects and shall be true and correct in all material respects on the Closing Date:

10.1.1    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. At the Closing, Purchaser or its permitted assigns will be authorized to do business in each jurisdiction in which any individual Property is located. Purchaser has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (collectively, the “Purchaser’s Documents”) and to perform all obligations arising under this Agreement and the Purchaser’s Documents. This Agreement and the Purchaser’s Documents constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as may be limited by general equitable principles. Purchaser is duly authorized to enter into this Agreement and the transactions contemplated hereby.

10.1.2    This Agreement and the Purchaser’s Documents do not and will not contravene any provision of the organizational documents of Purchaser, any judgment, order, decree, writ, injunction, or any other agreement binding on Purchaser, or any provision of any existing law or regulation to which Purchaser is a party or is bound.

10.1.3    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Purchaser), other than those consents that have been or will be obtained by the Closing.

10.1.4    To Purchaser’s knowledge, no litigation, or governmental or agency proceeding or investigation is pending or threatened against Purchaser which would materially impair or adversely affect Purchaser’s ability to perform its obligations under this Agreement and consummate the transactions contemplated herein.

10.1.5    Purchaser is not currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

10.2    Survival. Those provisions of Section 10.1 and the representations and warranties set forth in such provisions (and all other representations and warranties of Purchaser contained herein), shall survive the Closing until the Survival Date set forth in Section 26.1.

11.    Condition of Property; Release of Claims.

11.1    CONDITION OF PROPERTY. PURCHASER IS PURCHASING THE PROPERTY “AS-IS, WHERE IS AND WITH ALL FAULTS” IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR AND NATURAL DETERIORATION OF THE PROPERTY BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE AND FURTHER AGREES THAT (i) SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY OTHER SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING (INCLUDING THE DEEDS AND THE LEASES), NEITHER SELLER, ANY AFFILIATE NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF SELLER (EXCEPT, AS TO GUARANTOR, THOSE MADE IN THE GUARANTIES) EITHER HAS MADE OR WILL BE ALLEGED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER, WHETHER EXPRESS OR

IMPLIED, REGARDING THE PROPERTY OR ANY PART THEREOF, OR ANYTHING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, MADE BY ANY PERSON, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY OTHER SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING OR IN ANY GUARANTY. IN ADDITION TO THE FOREGOING, IF PURCHASER FAILS TO TERMINATE PRIOR TO 5:00 P.M. ON THE DUE DILIGENCE DATE, THEN PURCHASER SHALL BE DEEMED TO HAVE REPRESENTED THAT PURCHASER IS FAMILIAR WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS AND CONDITION OF THE PROPERTY AS PURCHASER HAS CONSIDERED APPROPRIATE. AS OF THE EFFECTIVE DATE, PURCHASER SHALL BE DEEMED TO HAVE REPRESENTED THAT (I) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY OTHER SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING (INCLUDING THE DEEDS AND THE LEASES), NEITHER SELLER, ANY AFFILIATE OF SELLER (EXCEPT, AS TO GUARANTOR, THOSE MADE IN THE GUARANTIES) NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF SELLER EITHER HAS MADE OR WILL BE ALLEGED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY, THE ENFORCEABILITY OF ANY THIRD-PARTY AGREEMENT(S), THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN OR THEREIN SPECIFICALLY SET FORTH, (II) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING (INCLUDING THE DEEDS AND THE LEASES), NEITHER SELLER, ANY AFFILIATE OF SELLER (EXCEPT, AS TO GUARANTOR, THOSE MADE IN THE GUARANTIES) NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF ANY OF THE FOREGOING HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, ANY PROPERTY CONDITION REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR SELLER’S REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AND/OR PURCHASER’S REPRESENTATIVES IN CONNECTION WITH THE PROPERTY AND PURCHASER ACKNOWLEDGES AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AND/OR PURCHASER’S REPRESENTATIVES ARE DELIVERED, MADE AVAILABLE OR FURNISHED

TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION, (III) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING (INCLUDING THE DEEDS AND LEASES), PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS AGREEMENT WITH THE EXPRESS INTENTION OF MAKING AND RELYING SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES (INCLUDING, WITHOUT LIMITATION, ANY REPORTS PREPARED BY THIRD PARTIES AND UPON WHICH PURCHASER IS PERMITTED TO RELY), AND (IV) PURCHASER ACKNOWLEDGES THAT THE PROPERTY MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, AND, EXCEPT AS SET FORTH HEREIN AND IN ANY SELLER’S DOCUMENT DELIVERED TO PURCHASER AT THE CLOSING (INCLUDING THE DEEDS AND THE LEASES) SELLER MAKES NO REPRESENTATIONS WITH RESPECT TO SAME AND WITHOUT LIMITING THE FOREGOING, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN SPECIFICALLY SET FORTH, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS (AS SUCH TERM IS DEFINED IN SECTION 11.2) OF ANY KIND OR NATURE ON, ABOUT OR WITHIN THE PROPERTY OR THE PHYSICAL CONDITION OF THE PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION OR MECHANICAL DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN (AND/OR MAY NOT BE) REVEALED BY PURCHASER’S INVESTIGATIONS, THE ENVIRONMENTAL REPORTS, AND/OR THE PROPERTY CONDITION REPORTS. NOTHINGIN THIS SECTION 11.1 SHALL BE DEEMED AN INDEMNITY OF SELLER BY PURCHASER, AND PURCHASER DOES NOT AGREE TO INDEMNIFY THE SELLER, AGAINST ANY OF THE FOREGOING MATTERS.

11.2    Release of Claims. Without limiting any provision in this Agreement, except for any claims arising under any Lease or any Guaranty, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against Seller, its affiliates and any direct or indirect partner, member, trustee, beneficiary, director, shareholder, controlling person, affiliate officer, employee or agent, of any of the foregoing, and any of their respective heirs, successors, and assigns (each, a “Released Party” and collectively, the “Released Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental or regulatory authority), in each case arising in connection with this Agreement, but not under the Leases, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with (i) the Investigations by Purchaser and Purchaser’s Representatives permitted pursuant to Section 6.3, and (ii) the Properties or any portion thereof, including, without limitation, Section 11.1 (collectively, “Claims”), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any Property; provided, however, that Purchaser does not waive its rights, if any, to recover from, or release or discharge or covenant not to bring any action against (i) Seller or any Released Party for any act that constitutes fraud or intentional misrepresentation, (ii) Seller for any breach of the representations or warranties set forth in this Agreement, subject to the limitations and conditions provided in this

Agreement, or (iii) Seller for its express obligations under this Agreement or breach thereof (beyond all applicable notice, grace and/or cure periods). In connection with this Section 11.2, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) or any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any State. The provisions of this Section 11.2 shall survive the Closing until the Survival Date set forth in Section 26.1. Nothing in this Section 11.2 shall be deemed an indemnity of Seller or any other Released Party by Purchaser, and Purchaser does not agree to indemnify Seller or any of the other Released Party, against any of the foregoing.

11.3.    Liability Under Lease and Guaranty. Seller hereby acknowledges and agrees that no waiver, limitation, release, disclaimer or other provision contained in in this Agreement, including, without limitation, Section 11.1 or Section 11. 2, shall limit, reduce or otherwise affect the representations, warranties, liabilities or other obligations of Seller, as tenant, under any Lease or of Guarantor under any Guaranty executed or delivered at the Closing.

12.    Documents or Instruments To be Delivered by Seller at the Closing. At the Closing, Seller will deliver (or cause to be delivered) the following to Purchaser or Escrow Agent, with respect to each individual Property, as applicable (in addition to any items or documents otherwise required by this Agreement):

12.1    An original special or limited warranty deed for each Property (or the state-specific counterpart thereof) substantially in the applicable form attached hereto as Exhibit D-1, Exhibit D-2 or Exhibit D-3, respectively (“Deed”) executed and acknowledged by Seller and in proper form for recording conveying fee simple title to the applicable Land, Improvements and Appurtenances, subject only to the Permitted Encumbrances. In addition, if the Survey of a Property yields a legal description of such Property that differs from that set forth in Exhibit A attached hereto, Seller shall also deliver a duly executed, witnessed and acknowledged quitclaim deed to such Property which attaches the legal description of such Property taken from the Survey and otherwise in form and substance reasonably acceptable to Seller and Purchaser.

12.2    An original counterpart to the certificate that Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act in such form as reasonably acceptable to Seller and Purchaser, executed by Seller.

12.3    A certificate executed by Seller stating that all of the representations and warranties set forth in Section 9.1 are true and correct in all material respects as of the Closing Date, as updated as permitted pursuant to Section 9.1.

12.4    An owner’s affidavit for the benefit of Escrow Agent and Chicago Title in such form as reasonably required by Escrow Agent and Chicago Title, respectively, and reasonably acceptable to Seller.

12.5    A closing statement in a form agreed to by Seller and Purchaser (the “Closing Statement”), executed by Seller.

12.6    With respect to each individual Property, an original counterpart to each Lease

12.7    With respect to each Lease, an original counterpart to a memorandum of lease in recordable form and substance as set forth on Exhibit F attached hereto (each, a “Memo of Lease”).

12.8    With respect to each Lease, an original counterpart to a lease guaranty executed by Franchise Group, Inc., a Delaware corporation (“Guarantor”), in the form attached as Exhibit A to the form of Lease attached hereto (each, a “Guaranty” and collectively, the “Guaranties”).

12.9    With respect to each Guaranty, an original counterpart to an estoppel certificate executed by Guarantor, in form and substance reasonably acceptable to Seller and Purchaser.

12.10    If Purchaser is financing any Property, with respect to each such financed Property, an original counterpart to a Subordination, Non-Disturbance and Attornment Agreement, in a form reasonably acceptable to Seller and the applicable lender (each, an “SNDA”).

12.11    A counterpart to the bill of sale (with respect to any portion of the Property that is personal property and not Intangible Personal Property) and assignment of Intangible Property in form and substance as set forth on Exhibit G attached hereto (the “Assignment of Intangible Property”) with respect to the Properties executed by Seller.

12.12    With respect to each Lease, an original counterpart to an estoppel certificate executed by Seller, as the tenant under each Lease, in form and substance reasonably acceptable to Seller and Purchaser.

12.13    One or more opinions of in-house counsel for Seller, as tenant under the Lease, and Guarantor in form and substance reasonably acceptable to Seller and Purchaser.

12.14    The Title Company’s irrevocable commitment to issue the Title Policies upon payment of title premiums; provided, however, (i) if Purchaser has not executed and delivered to the Title Company, at or prior to the Closing, (x) any amounts required to be paid by Purchaser hereunder and (y) any documents, instruments and agreements required to be delivered by Purchaser (and not required to be delivered by Seller hereunder) in order for the Title Company to issue the Title Policies, then Purchaser shall be obligated to consummate the transactions hereunder without fulfillment of the condition set forth in this Section 12.14 and this condition precedent shall be deemed satisfied; provided, further, however, in the event the Title Company is unable or unwilling to issue the Title Policies in accordance with this Section 12.14 and Chicago Title, Commonwealth Land Title Insurance Company, First American Title Insurance Company, Fidelity National Title Insurance Company or any other title company reasonably acceptable to Seller and Purchaser is willing to issue the Title Policies in accordance with this Section 12.14, then Seller shall purchase the Title Policies for the benefit of Purchaser from such other title company and this condition shall be deemed satisfied.

12.15.    Any additional instruments and documents reasonably requested by Escrow Agent or Chicago Title in order to confirm corporate existence, structure, and/or authority of Seller or, in the case of Escrow Agent or Chicago Title, in order to issue the Title Policies and the Loan Title Policies.

12.16.    Any state, county and municipal transfer declarations or notices which are legally or customarily required to be executed by the applicable Seller to effectuate the conveyance and transfer of the Properties owned by such Seller as contemplated hereby.

12.17.    Such other instruments and documents or payments as may be reasonably required to consummate the transaction herein contemplated.

13.    Documents or Instruments to be Delivered by Purchaser at the Closing. At the Closing, Purchaser will deliver (in addition to any items or documents otherwise required by this Agreement) the following to Seller or Escrow Agent, with respect to each individual Property, as applicable:

13.1    The balance of the Purchase Price pursuant to and in accordance with Article 2.

13.2    A certificate executed by Purchaser stating that all of the representations and warranties set forth in Section 10.1 are true and correct in all material respects of the Closing Date.

13.3    The Closing Statement, executed by Purchaser.

13.4    With respect to each individual Property, an original counterpart to each Lease.

13.5    With respect to each Lease, an original counterpart to each Memo of Lease.

13.6    If Purchaser is financing any Property, with respect to each such financed Property, an original counterpart to each SNDA from Purchaser and Purchaser’s lender.

13.7    A counterpart to the Assignment of Intangible Property.

13.8    Any state, county and municipal transfer declarations or notices which are legally or customarily required to be executed by the applicable Purchaser to effectuate the conveyance and transfer of the Properties purchased by such Purchaser as contemplated hereby.

13.9    Any additional instruments and documents reasonably requested by Escrow Agent in order to confirm corporate existence, structure, and/or authority of Purchaser.

13.10    Such other instruments and documents or payments as may be reasonably required to consummate the transaction herein contemplated.

14.    Conditions to Closing.

14.1    Conditions to Seller’s Obligation to Sell. Seller’s obligation to consummate the transactions as contemplated by this Agreement and to deliver the documents and instruments required under Article 12 is subject to satisfaction of the following conditions (any of which may be waived by notice from Seller):

14.1.1    The delivery to Escrow Agent of the Purchase Price, adjusted as provided herein, plus the payment by Purchaser to the appropriate parties of any closing costs to be paid by Purchaser hereunder.

14.1.2    Purchaser shall have completed all of the other deliveries required of Purchaser under Article 13 (which may be delivered into escrow), and all such documents and instruments shall be in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Purchaser, Seller and their respective attorneys.

14.1.3    All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or by the Closing Date (including, but not limited to, the delivery by Purchaser of the items described in Article 13).

14.2    Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to consummate the transactions contemplated by this Agreement and to deliver the balance of the Purchase Price and the other documents and instruments required under Article 13 is subject to satisfaction of the following conditions (any of which may be waived by notice from Purchaser):

14.2.1    Subject to Seller’s right to update same in accordance with Section 6.6 or Section 9.3.2 and except for any Representation Breach Purchaser has waived, or is deemed to have waived, pursuant to Section 9.3.2, all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or by the Closing Date.

14.2.2    Seller shall have completed all of the other deliveries required of Seller under Article 12 (which may be delivered into escrow), and all such documents and instruments shall be in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Purchaser and its attorney.

14.2.3.    There shall exist no event or circumstance that would constitute an “Event of Default” under, and as defined in, any Lease or that would constitute a default under any Guaranty, nor any event or circumstance which, with the giving of notice or passage of time or both, would constitute an Event of Default under any Lease or default any Guaranty.

14.3    Failure of Condition to Closing.

14.3.1    In the event any of the conditions set forth in Section 14.1 are not satisfied at or prior to the Closing, Seller may elect, in its sole and absolute discretion, to (a) terminate this Agreement in its entirety and neither party shall have any further obligation or liability hereunder, except with respect to such terms that expressly survive termination pursuant to the terms hereof, (b) waive any or all of the conditions set forth in Section 14.1 and proceed to the Closing on the Closing Date, or (c) if such failure is due to a default by Purchaser under this Agreement, exercise any of Seller’s remedies pursuant to Section 18.1.

14.3.2    In the event any of the conditions set forth in Section 14.2 are not satisfied at or prior to the Closing, Purchaser may elect, in its sole and absolute discretion, to (a) terminate this Agreement in its entirety and neither party shall have any further obligation or liability hereunder, except with respect to such terms that expressly survive termination pursuant to the terms hereof, (b) waive any or all of the foregoing conditions set forth in Section 14.2 and proceed to the Closing on the Closing Date, or (c) if such failure is due to a default by Seller under this Agreement, exercise any of Purchaser’s remedies pursuant to Section 18.2. In the event of termination of this Agreement under this Section 14.3.2, the Deposit shall be returned to Purchaser in accordance with Section 2.2.

14.4    Consents. Unless specifically set forth herein to the contrary, except as with respect to any reports and studies Seller is obligated to pay for under Article 7, each of which Seller shall be obligated to provide for reliance on by Purchaser, Seller shall not be responsible for obtaining the consent of any party to the assignment of any environmental report, engineering report, guaranty, warranty, or to the assignment of any other document or agreement to Purchaser and, in clarification thereof, if any such consent is required by any party to such document or agreement and such consent is not obtained by the Closing Date, Seller shall not be responsible for assigning such document or agreement to Purchaser and the failure to so assign such document or agreement shall not be considered a default hereunder or a failure to satisfy any condition hereof; provided, however, Seller agrees to use commercially reasonable efforts to obtain any such consents. For the sake of clarity, Seller and Guarantor shall each obtain the Required Seller Consents and the Required Guarantor Consents.

14.5    No Financing Contingency. It is expressly acknowledged by Purchaser that the Closing of the transactions contemplated by this Agreement is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller. Without limiting the foregoing, Purchaser agrees that the ability or inability of Purchaser to obtain debt, equity investments or other financing in order to pay all of any part of the Purchase Price shall not be a contingency or condition to any of Purchaser’s obligations under this Agreement.

14.6    The Closing. The closing of the transaction contemplated herein (the “Closing”) shall be effectuated through an escrow with Escrow Agent pursuant to escrow instructions consistent with the terms and provisions of this Agreement and otherwise mutually satisfactory to Seller and Purchaser, on or before the date (as the same may be adjourned in accordance with this Agreement or as otherwise mutually agreed by the parties in writing, the “Initial Closing Date”) that is fifteen (15) days after the Due Diligence Date, subject only to the various adjournment rights of Seller or Purchaser explicitly permitted in this Agreement. Each party shall have the right to adjourn the Closing Date for three (3) Business Days (the “Adjourned Closing Date”, together with the Initial Closing Date, the “Closing Date”) by sending written notice of same to the non-electing party no later than two (2) Business Days prior to the Initial Closing Date or Adjourned Closing Date, as applicable. Notwithstanding anything contained herein to the contrary, in no event shall the Closing Date be extended beyond May 31, 2022 (as the same may be extended pursuant to the terms of this Agreement, the “Outside Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PURCHASER’S OBLIGATION TO CLOSE HEREUNDER ON THE CLOSING DATE.

15.    Casualty; Condemnation.

15.1    Casualty. If any individual Property is “materially damaged or destroyed” (as hereinafter defined) by a fire or other casualty event (a “Casualty”) prior to the Closing, Seller shall promptly notify Purchaser thereof and Purchaser may terminate this Agreement with respect to such Property only by written notice given to Seller within ten (10) Business Days after Purchaser receives notice of the occurrence of such Casualty. If Purchaser so terminates this Agreement with respect to such Property, such termination right shall be subject to the terms of Section 1.2. If Purchaser does not so terminate this Agreement with respect to such Property, or if such Property is not deemed “materially damaged or destroyed,” Purchaser will remain bound to purchase such Property for the full Allocated Purchase Price pursuant to the terms of this Agreement, without regard to the occurrence or effects of the Casualty; provided that, at the Closing, Seller will assign to Purchaser Seller’s interest in the property insurance proceeds payable to Seller (if any) under Seller’s insurance applicable to the Property(s) suffering such Casualty for the restoration of the physical damage to such Property(s), but net of any costs and expenses incurred by Seller prior to the Closing in connection with the Casualty, and Seller shall credit Purchaser at the Closing with the amount of the applicable insurance deductible pertaining to such Casualty. For purposes of this Section 15.1, a Property shall be deemed “materially damaged or destroyed” if the cost to repair and restore such Property exceeds an amount equal to five percent (5%) of the Allocated

Purchase Price for the individual Property that is materially damaged or destroyed or with respect to which Seller, as tenant under the applicable Lease, has not acknowledged, in writing, that it will not have a right to terminate such Lease post-Closing as a result of such Casualty. If this Agreement is terminated pursuant to this Section 15.1 as a result of Casualties to all of the Properties, the Deposit shall be returned to Purchaser.

15.2    If any condemnation proceedings are instituted, or notice of any condemnation or intent to condemn is given, with respect to all or any portion of any individual Property (a “Condemnation”) prior to the Closing, Seller shall promptly notify Purchaser thereof. If the Condemnation will result in a “material and adverse effect” (as hereinafter defined) to such Property, Purchaser may terminate this Agreement with respect to such Property only by written notice given to Seller within ten (10) Business Days after the date Purchaser receives notice of such Condemnation. If Purchaser so terminates this Agreement with respect to such Property, such termination right shall be subject to the terms of Section 1.2. If Purchaser does not so terminate this Agreement with respect to such Property, or if the Condemnation will not result in a “material and adverse effect” to such Property, Purchaser will remain bound to purchase the Property for the full Allocated Purchase Price pursuant to the terms of this Agreement, without regard to the occurrence or effect of the Condemnation; provided that, at the Closing, Seller will assign to Purchaser Seller’s interest in the award(s) payable to Seller on account of the Condemnation (if any), but net of any costs and expenses incurred by Seller prior to the Closing in connection with the Condemnation. For purposes of this Section 15.2, “material and adverse effect” shall mean the Condemnation will materially impair the value of the Property by more than five percent (5%) of the Allocated Purchase Price for the individual Property that is the subject of any such Condemnation or with respect to which Seller has not acknowledged, in writing, that it will not have the right to terminate such Lease post-Closing as a result of such Condemnation. If this Agreement is terminated pursuant to this Section 15.2 as a result of Condemnations with respect to all of the Properties, the Deposit shall be returned to Purchaser.

15.3    The Closing Date will be extended (including beyond the Outside Closing Date, if applicable) to allow for the time periods set forth in this Article 15.

16.    Intentionally Omitted.

17.    Covenants of Seller.

17.1    From and after the Due Diligence Date until the earlier of the Closing or the termination of this Agreement, Seller shall, except for those actions expressly contemplated or required to be taken by this Agreement or as consented to by Purchaser in writing, cause each individual Property to be operated in the ordinary course consistent with past practice.

17.2    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall cause the existing insurance policies (or equivalent replacement policies) with respect to each individual Property to remain in force.

17.3    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall (i) operate the Properties in compliance in all material respects with Applicable Laws and all Underlying Documents, and (ii) promptly following receipt thereof, provide Purchaser with copies of all written notices of violation of Applicable Laws and the Underlying Documents.

17.4    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, none of the Improvements shall be removed from the Land, unless (i) in the ordinary course of business or if the same is replaced by Improvements of equal or greater utility and value or (ii) if the same is obsolete.

17.5    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall not alienate, encumber, lease or otherwise transfer part of any Property or any interest therein (i) unless discharged in full prior to the Closing Date with releases or discharges delivered contemporaneously with, or prior to, the Closing Date, and (ii) except as would be permitted by the tenant under the Leases.

17.6    From and after the Effective Date until the Closing, there shall have been no material adverse change in the financial condition of Guarantor or Seller since the date of the most recent financial statements of Seller and/or Guarantor delivered to Purchaser prior to the Effective Date.

17.7    Notwithstanding anything herein to the contrary, Seller may, without Purchaser’s consent and without cost to Purchaser (unless otherwise set forth herein or unless otherwise approved by Purchaser) (i) take such actions, if any, with respect to the Property, reasonably necessary to comply with the terms of any insurance requirements or to comply with Applicable Laws, (ii) take such actions as it deems reasonably necessary to repair any insured or uninsured casualty or damage, and (iii) take such actions with respect to any Property reasonably necessary to prevent loss of life, personal injury or property damage.

17.8    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall, and Seller shall use commercially reasonable efforts to cause all employees, agents, contractors and subcontractors of Seller to, keep and maintain the Land and the Improvements thereon, including the soil and ground water thereof, in material compliance with, and not affirmatively cause or knowingly permit the Land or the Improvements thereon, including the soil and ground water thereof, to be in material violation of, any applicable Hazardous Materials Laws, except as may be described in the Environmental Reports.

17.9    From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall advise Purchaser in writing as soon as reasonable practicable of: (i) any written notices received by Seller, or its officers, partners, members, shareholders, beneficiaries, employees or agents (whether such written notices are from the Environmental Protection Agency, or any other federal, state or local governmental agency or regional office thereof) of the violation or potential violation occurring on or about any Land or the Improvements thereon of any applicable Hazardous Materials Laws; (ii) any and all enforcement, clean-up, removal or other governmental or regulatory actions instituted, completed or threatened in respect of any Land or the Improvements thereon pursuant to any Hazardous Materials Laws; (iii) all claims made or threatened by any third party against Seller or any Land or the Improvements thereon relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims“); and (iv) Seller’s actual discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Land and the Improvements thereon that could reasonably be likely to cause such Land or Improvements or any part thereof to be subject to any Hazardous Materials Claims, except as may be described in the Environmental Reports.

18.    Defaults; Damages.

18.1    Purchaser Defaults. In the event that Purchaser shall default under this Agreement, Purchaser and Seller agree that the damages that Seller shall sustain as a result thereof shall be substantial and shall be extremely difficult and impractical to determine. Purchaser and Seller therefore agree that if Purchaser fails to perform any or all of the terms, covenants, conditions and agreements to be performed by Purchaser hereunder, whether at or as of the Closing, Seller’s sole and exclusive remedy shall be to receive as liquidated damages (but not as a penalty) the Deposit from Escrow Agent, and thereafter neither Purchaser nor Seller shall have any further liability or obligation to the other hereunder, except for such liabilities and obligations as are expressly stated to survive the termination of this Agreement. Purchaser and Seller agree that, considering all of the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a fair and reasonable estimate of the damages that Seller would incur in the event of a default by Purchaser under this Agreement and constitutes full liquidated damages pursuant to O.C.G.A. § 13-6-7 (and under any other statute and common law principle as may be deemed applicable to the recovery of damages under this Agreement). Seller hereby waives any right to receive damages or other relief in excess of the amount of the Deposit.

18.2    Seller Pre-Closing Defaults.

18.2.1    In the event that Seller shall default under this Agreement in any material respect, then Purchaser shall be entitled, as its sole remedy, to either: (i) terminate this Agreement and receive (A) the immediate return of the Deposit, and (B) prompt reimbursement or payment by Seller of all of Purchaser’s third-party, out-of-pocket, documented costs and expenses actually incurred in connection with Purchaser’s due diligence for the transactions contemplated hereby and any reasonable, third-party, out-of-pocket, documented capital markets costs (including forfeited loan deposits, lender legal fees, loan fees, breakage and hedging costs), not to exceed ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in the aggregate, and Seller shall not have any further liability or obligation to Purchaser hereunder nor shall Purchaser have any further liability or obligation to Seller hereunder, except for such obligations of the parties respectively as are specifically stated to survive the termination of this Agreement or (ii) treat this Agreement as being in full force and effect and pursue only the remedy of specific performance against Seller.

18.2.2    Except as otherwise expressly set forth herein, Purchaser waives any right to pursue any other remedy at law or in equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, other than in the case of Seller’s fraud.

18.3    Right to Cure. Neither party hereto shall be in default hereunder other than a default of Purchaser’s obligation to effectuate the Closing (for which there shall be no cure period)) until such time as the party not in default shall have given written notice thereof to the defaulting party and an opportunity to cure the same for a period of five (5) Business Days (for any failure to timely pay or deposit any amount of money required to be paid or deposited under this Agreement) or ten (10) Business Days (for any other default) following the delivery of the written notice, prior to exercising any right or remedy to which the party not in default may be entitled.

18.4    Defaults Discovered Post-Closing. If Purchaser closes the transactions contemplated by this Agreement and, after the Closing Date but before the applicable Survival Date, Purchaser discovers a breach of any of Seller’s representations or warranties hereunder or under any certificates and other documents executed at, or in connection with, the Closing, other than the Deeds, Leases and Guaranties (to which it is acknowledged the Survival Date and the Post-Closing Cap do not apply), Purchaser shall have the right, until the time period set for in Section 26.2, to sue Seller for actual damages incurred by Purchaser as a result of such breach or breaches. However, in any such event or events, Seller shall not have any liability to Purchaser for all or any of such matters in excess of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) in the aggregate (the “Post-Closing Damage Cap”). However, in any such event or events, no claim for breach of a representation or warranty may be made unless the claims, individually or in the aggregate, shall be in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Floor”), in which event the full amount of such claims (i.e., without regard to the Floor) shall be actionable. Purchaser shall not seek, pursue, or enter any judgment or collect (or attempt to collect) an amount in excess of the Post-Closing Damage Cap. The provisions of this Section 18.4 shall survive the Closing until the Survival Date set forth in Section 26.1.

18.5    Limitation on Default. Notwithstanding anything to the contrary, neither Seller’s nor Purchaser’s inability to satisfy a condition of this Agreement shall be considered a default by such party hereunder unless such inability results from the breach of such party’s express obligations, representations or warranties hereunder; provided nothing herein shall relieve any party from using commercially reasonable efforts to satisfy the conditions of this Agreement.

18.6    Limitations on Liability and Remedies. Notwithstanding anything contained herein to the contrary, if prior to the Closing Date, either Purchaser or Seller has or obtains actual knowledge that (a) the other party has defaulted on its obligations hereunder in any respect, and the non-defaulting party nevertheless proceeds with the Closing, then the default by the defaulting party as to which the other party shall have such knowledge shall be deemed waived by the non-defaulting party and the defaulting party shall have no liability to the non-defaulting party or its successors and assigns in respect thereof or (b) any of Seller’s representations or warranties set forth in Article 9, or Purchaser’s representations and warranties set forth in Article 10, are untrue in any respect, and the other party nevertheless proceeds with the Closing, then the breach by the breaching party of the representations and warranties as to which the other party shall have such knowledge shall be deemed waived by the non-breaching party, such representations and warranties shall be deemed modified to conform them to the information that the non-breaching party shall have knowledge of and the breaching party shall have no liability to the other party or its successors or assigns in respect thereof. If a party has or obtains knowledge that (i) the other party has defaulted on its obligations hereunder in any respect or (ii) any of any of the other party’s representations or warranties set forth in Article 9 or Article 10, as applicable, are untrue in any material respect, such party shall so notify the other party in writing (x) on or before the date that is the second (2nd) Business Day after obtaining such knowledge, or (y) on or before the Closing Date if a party, obtains such knowledge one (1) Business Day prior to the Closing Date or on the Closing Date. Neither Seller nor Purchaser shall have any liability under this Agreement for consequential, indirect, punitive or special damages.

19.    Escrow Agent.

19.1    Escrow Agent shall hold the proceeds of the Deposit in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrow Agent) until the Closing Date or sooner termination of this Agreement and shall pay over or apply such proceeds in accordance with the terms of this Article 19. Escrow Agent shall hold such proceeds in an interest-bearing account, and any interest earned thereon shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. Seller and Purchaser shall each provide a form W-9 to Escrow Agent concurrently with or prior to the Effective Date. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrow Agent to Seller and credited against the Purchase Price pursuant to and in accordance with Article 2.

19.2    If any party makes a written demand upon Escrow Agent for payment of the proceeds of the Deposit, then Escrow Agent shall give written notice to the other parties of such demand. If such written demand is made by Purchaser prior to 5:00 p.m. (Eastern Time) on the Due Diligence Date, Escrow Agent shall promptly return the Deposit to, or as directed by, Purchaser without the need for consent from Seller or lapse of the ten (10)-Business Day period described below. If Escrow Agent does not receive a written objection from the other parties to the proposed payment within ten (10) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. Except with respect to a notice from Purchaser pursuant to the second sentence of this Section 19.2, if Escrow Agent does receive such written objection within such ten (10)-Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from both Seller and Purchaser or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the appropriate court of the county in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

19.3    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including out-of-pocket attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent involving gross negligence on the part of Escrow Agent.

19.4    Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other instrument or document believed in good faith by Escrow Agent to be genuine, and Escrow Agent may assume that any Person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to determine (and shall not be affected by any knowledge concerning) the validity, authenticity or enforceability of any specification or certification made in any certificate or notice.

20.    Notices.

20.1    All notices, demands, requests or other communication required to be given or which may be given hereunder shall be in writing and shall be deemed to have been properly given, unless otherwise provided herein, if (a) deposited in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested, (b) delivered to such party, or an agent of such party, in person or by commercial courier, (c) sent by electronic copy, evidenced by confirmed receipt and concurrently followed by a “hard” copy of same delivered to the party by mail, personal delivery or overnight delivery pursuant to clauses (a), (b) or (d) hereof, or (d) sent (prepaid) by reputable nationally recognized overnight courier for next Business Day delivery. Such notice, demand, request or communication shall be deemed to have been duly given, on the date received, or the date delivery is refused if hand delivered. The attorney for any party may give a notice on behalf of such party. Notices shall be addressed as follows:

If to Seller, to:

200 NW Phosphate Boulevard
Mulberry, Florida 33860
Attention: Phil Bayt
Email: phil.bayt@badcock.com

with copies to:

c/o Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Attention: Eric Seeton, CFO
Email: eseeton@franchisegrp.com

and:

c/o Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Attention: Tiffany McMillan-McWaters, Deputy General Counsel
Email: tmcwaters@Franchisegrp.com

and:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Melissa Fischetti, Esq.
Email: mfischetti@willkie.com

If to Purchaser, to:

cMesirow Realty Sale-Leaseback, Inc.
353 North Clark Street
Chicago, Illinois 60654
Attention: Senior Managing Director
Email: garry.cohen@mesirow.com
     doug.barker@mesirow.com

with a copy to:

Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attention: Jami L. Brodey
Email: jami.brodey@goldbergkohn.com

If to Escrow Agent, to:

First American Title Insurance Company
National Commercial Services
5201 Blue Lagoon Drive, Suite 974
Miami, Florida 33126
Attention: Vanessa Abreu, Esq., VP and Division Area Manager-NCS Miami
Email: vabreu@firstam.com

or to such other Person and/or address as shall be specified by any party in a notice given to the other party pursuant to the provisions of this Section 20.1.

21.    Brokers.

21.1    Purchaser and Seller each warrant and represent to the other that this transaction was not brought about by any broker other than B. Riley Real Estate, LLC (the “Broker”). Seller will pay the Broker a brokerage commission pursuant to a separate agreement with the Broker. Purchaser and Seller each shall and hereby does agree to indemnify and hold the other party harmless from and against any and all claims, demands or causes of action or other liability (including, without limitation, reasonable attorneys’ fees and disbursements) against the indemnified party arising from or pertaining to any violation, on their respective parts, of the foregoing representation and warranty. The representations, warranties and indemnity contained in this Section 21.1 shall survive the Closing and the delivery of the instruments contemplated hereunder or if the Closing does not occur, the termination of this Agreement.

22.    Confidentiality.

22.1    The parties agree that they will not disclose the contents of this Agreement or any agreement contemplated hereby or executed by the parties prior to the Effective Date other than the Leases to any third parties without the consent of the other party, except as may be required or, based on the advice of counsel, advisable to ensure compliance with any applicable laws, rules or regulations of any governmental or regulatory authority or regulatory agency having jurisdiction over such party; provided that the disclosing party has given the other party no less than two (2) Business Days’ prior written notice of such intended disclosure if the disclosing party is permitted to do so. Nothing contained in this Section 22.1 shall be construed as prohibiting the parties from disclosing the contents of this Agreement (A) on a confidential basis to its counsel, accountants, insurance agents, consultants, and other agents, or governmental authorities, (B) with respect to Purchaser, to parties from which it is seeking financing or equity investment including their agents and rating agencies, or (C) with respect to Seller, any existing lender or mortgagee. Without in any way limiting the foregoing, Purchaser agrees that any and all materials and information provided by Seller or made available to Purchaser which constitutes Confidential Information, shall be kept strictly confidential in accordance with the terms of this Section 22.1; provided, however, that Purchaser may disclose the terms of this Agreement and the Leases during any investor or earnings call conducted by Purchaser as required by applicable laws, rules or regulations of any governmental or regulatory authority or regulatory agency provided such disclosure does not include the economic or other material terms of the transaction contemplated by this Agreement or the Leases, or any financial information regarding Seller and provided further that Purchaser has given Seller no less than two (2) Business Days’ prior written notice of such intended disclosure if Purchaser is permitted to do so. The provisions of this Section 22.1 shall survive the termination of this Agreement until the Survival Date set forth in Section 26.1.

23.    Public Disclosure; Press Releases.

23.1    Prior to the Closing, Seller and Purchaser each agree that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, (i) Seller and Purchaser shall each have the right to make any filings or issue any press releases, advertisements, or other public communications required by applicable laws, rules or regulations of any governmental or regulatory authority or regulatory agency without the prior written consent of the other party hereto, (ii) Seller and Purchaser each may make an announcement to, or otherwise communicate with, its direct and indirect investors, employees and owners regarding this Agreement and/or the transactions contemplated herein, without the consent of the other party, provided such announcements or communications do not include the economic or other material terms of the transaction contemplated by this Agreement or the Leases, or any financial information regarding Seller, and (iii) Seller shall have the right to make any filings or issue any press releases, advertisements, or other public communications as made or issued in the ordinary course of Seller’s business without the prior written consent of Purchaser, provided that no such press releases, advertisements or other public communications shall contain the economic terms of this Agreement without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). At or prior to the Closing, upon request of either party, the parties shall reasonably agree upon a joint press announcement of this transaction.

24.    Further Assurances.

24.1    The parties agree to do such other and further acts and things, and to execute and deliver such instruments and documents, as either may reasonably request from time to time, on or after the Closing Date, in furtherance of the purposes of this Agreement. The provisions of this Section 24.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

25.    Miscellaneous.

25.1    This Agreement, the Exhibits and the Schedules attached hereto, together with the Seller’s Documents and the Purchaser’s Documents, constitute the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in, superseded by and contained in this Agreement.

25.2    No waiver by any party to any breach hereunder shall be deemed a waiver of any other or subsequent breach..

25.3    This Agreement may not be altered, amended, changed, waived, discharged, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith; and any consent, waiver, approval or authorization shall be effective only if signed by the party granting such consent, waiver, approval or authorization.

25.4    Subject to the provisions of Section 25.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators and successors and permitted assigns.

25.5    This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof

25.6    This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws, except as to real property matters directly relating to an individual Property, which matters shall be governed by the laws of the State in which the applicable individual Property is located. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

25.7    This Agreement (or any memorandum hereof) may not be recorded by Purchaser and any recordation thereof shall be deemed a material default under this Agreement.

25.8    Except as expressly provided in this Section 25.8, Purchaser may not directly or indirectly assign or transfer this Agreement or any of its rights hereunder without Seller’s prior written consent in each instance, which consent may be granted or withheld in Seller’s sole and absolute discretion. No consent given by Seller to any assignment shall be construed as a consent to any other assignment, and any unpermitted assignment made by Purchaser shall be void. Notwithstanding the foregoing, Purchaser may, without Seller’s consent, (i) assign this Agreement to one or more limited liability companies of which Purchaser is the manager, general partner or managing member and owns no less than twenty percent (20%) of the direct or indirect ownership interests, provided Seller receives a written assignment and assumption of this Agreement at least ten (10) Business Days prior to the Closing, provided, however, that such assignment and assumption shall not relieve Purchaser of its obligations hereunder; or (ii) direct that title to the Property be transferred at the Closing to one or more limited liability companies of which Purchaser is the manager, general partner or managing member and owns no less than twenty percent (20%) of the direct or indirect ownership interests, provided Seller receives such direction in writing at least ten (10) Business Days prior to the Closing.

25.9    The captions, Section and Article titles and Exhibit and Schedule names contained in this Agreement are for convenience and reference only and shall not be used in construing this Agreement.

25.10    The Exhibits and Schedules attached hereto are hereby made part of this Agreement.

25.11    The terms “hereof,” “herein,” and “hereunder” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number (i.e., singular or plural) or gender in which they are used, shall be deemed to include any other number (i.e., singular or plural) and any other gender as the context may require. For the purposes of this Agreement, and without intending to expand the meaning of the phrase “commercially reasonable efforts”, the parties hereto acknowledge that commercially reasonable efforts will not be interpreted as requiring the initiation or settlement of litigation, disproportionate payouts to any partners, or the payment of money (other than usual and customary expenses associated with negotiating and closing transaction of the nature set forth herein).

25.12    For the purposes of this Agreement, “knowledge” with respect to or matters “known” by (a) Seller shall mean matters as to which the following individual has actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation: Robert Burnette (the “Seller Knowledge Party”); and (b) Purchaser shall mean matters as to which the following individuals have actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation: Garry W. Cohen, Gerald Levin, Douglas Barker and Daniel J. Nyhan (collectively, the “Purchaser Knowledge Parties”). Actual knowledge shall not be deemed to exist merely by assertion by Purchaser or Seller of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof. Seller represents and warrants to Purchaser that the individual named within the definition of Seller Knowledge Party is appropriately positioned to provide knowledge of the representations and warranties set forth in this Agreement. Purchaser represents and warrants to Seller that the individuals named within the Purchaser Knowledge Parties are appropriately positioned to provide knowledge of the representations and warranties set forth in this Agreement. None of the Seller Knowledge Party or the Purchaser Knowledge Parties shall have any personal liability pursuant to this Agreement.

25.13    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Each party may rely upon a facsimile or other electronic counterpart (including “.pdf”) of this Agreement or any instrument delivered in connection herewith signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

25.14    If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provision to the Person or circumstance other than those in respect of which it is invalid or unenforceable, except those provisions which are made subject to or conditioned upon such invalid or unenforceable provisions, shall not be affected thereby.

25.15    The submission of this Agreement to Purchaser does not create a binding obligation on the part of Seller. This Agreement shall not be binding on Purchaser or Seller until Purchaser has signed this Agreement and delivered the signed Agreement and the Deposit to Seller and a counterpart hereof executed by Seller has been delivered to Purchaser.

25.16    If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys’ fees and disbursements as fixed by the court shall be included in such judgment. As used herein, “reasonable attorneys’ fees” means reasonable attorneys’ fees actually incurred by the prevailing party at standard hourly rates, without incorporation of any statutory presumption or calculation under O.C.G.A. § 13-1-11 (or successor statute thereto).

25.17    Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case the period shall be deemed to run until the end of the next day which is a Business Day.

25.18    Whenever two or more parties constitute Purchaser, all such parties shall be jointly and severally liable for performing Purchaser’s obligations hereunder. Whenever two or more parties constitute Seller, all such parties shall be jointly and severally liable for performing Seller’s obligations hereunder.

25.19    The following terms used but not otherwise defined herein shall have the following meanings:
25.19.1    “Business Day” shall mean any day other than a Saturday, Sunday or bank holiday in the City of New York, State of New York or the City of Chicago, State of Illinois.

25.19.2    “Person” shall mean any individual, corporation, limited liability company, limited partnership, general partnership, association, joint stock company, joint venture, estate, trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

25.19.3    “Taxes” shall mean any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental or regulatory authority on Seller with respect to the Property, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

25.20    State-Specific Required Provisions. Additional to be determined and inserted in coordination with local counsel.

25.20.1    Florida.
a.If any portion of a Property located in Florida is, or has been at any time since January 1, 2018, subject to a lease, on or before the expiration of the Due Diligence Date, Seller shall apply for a certificate of compliance with the Florida Department of Revenue (“DOR”) related to the payment of all sales taxes for rentals collected by Seller under the Lease prior to the Closing (which can be requested online at http://www.taxapp.floridarevenue.com/TaxClearanceLetter) (the “Sales Tax Compliance Certificate”) and provide Purchaser with a copy of such written application or confirmation of online application (together with a copy of the driver’s license of the signatory thereto, and proof of authority of the signatory thereto making such request). Upon Seller’s receipt from the DOR, Seller shall provide Purchaser with the Sales Tax Compliance Certificate (or the DOR’s response to the request, if a certificate is not issued) and such other related correspondence indicating the last date through which

Florida sales tax returns (“Form DR-15”) have been filed with the DOR and whether any outstanding liabilities are due with respect to those returns. On or prior to the Closing Date, Seller shall (i) remit to the DOR any outstanding sales tax amounts set forth in any such DOR response letter and all other Florida sales tax collected by Seller and not remitted to the DOR as of the Closing Date, and (ii) file with the DOR a final Form DR-15 with respect thereto. Notwithstanding anything to the contrary herein, nothing herein shall relieve Seller from being obligated to pay for any and all sales tax due on rents paid or owing under the Lease prior to the Closing (“Pre-Closing Rental Sales Tax”) and Seller shall indemnify Purchaser for any liabilities incurred by Purchaser as a result of the Seller failing to pay for any Pre-Closing Rental Sales Tax. The provisions of this Section shall survive Closing.

b.As required by Florida statute, the following notification is provided: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

25.20.2.     Georgia

a.With respect to the Property located in the State of Georgia, Seller shall execute and deliver at the Closing either (i) an affidavit of Seller’s residency as required by Georgia law (or as to the residency of Seller’s parent, if Seller is a “disregarded entity” for federal income tax purposes) sufficient to enable Purchaser not to withhold at the Closing any portion of the Allocated Purchase Price applicable thereto under O.C.G.A. § 48-7-128, or (ii) an Affidavit of Seller’s Gain in the form promulgated under applicable Georgia Department of Revenue Regulations issued under said Section 48-7-128 (and in the case of this clause (ii), the sum required to be remitted to the Department of Revenue of the State of Georgia (the “DOR”) based upon the Affidavit of Seller’s Gain shall be withheld from Seller’s Purchase Price proceeds and deposited with Escrow Agent at the Closing for Escrow Agent to remit to the State of Georgia); and.

b.Seller shall cause Seller’s Broker to execute and deliver at the Closing a commercial real estate broker’s affidavit and lien waiver reasonably sufficient to release and discharge such Property from any and all lien rights of Seller’s Broker.

26.    Survival.

26.1    The acceptance by Purchaser of the Deeds and assignments referred to in Article 12 shall be deemed to be an acknowledgment, for all purposes, of the full performance and discharge of every representation, agreement and obligation on the part of Seller to be performed by it pursuant to the provisions of this Agreement, except for the following provisions which are to survive the Closing until the Survival Date and any other provisions of this Agreement which are specifically stated to survive the Closing. The “Survival Date” shall mean the following with respect to the Articles or Sections set forth below:

Article or Section	Survival Period
Section 6.2 (second to last sentence only) (No Representation Regarding Due Diligence Materials)	Indefinitely
Section 6.3.1 (Purchaser Investigation Indemnity)	Indefinitely
Section 6.4 (Purchaser Return of Information Indemnity)	Indefinitely
Article 7 (Expenses)	Indefinitely
Section 9.1 (Seller’s Representations), other than the representations and warranties in Sections 9.1.1-9.1.4, 9.1.16 and 9.1.20	6 months
Sections 9.1.1-9.1.4, 9.1.16 and 9.1.20	Indefinitely
Section 9.3 (Limitations on Seller’s Representations)	Indefinitely
Article 10 (Purchaser’s Representations)	Indefinitely
Section 11.2 (Release)	Indefinitely
Section 18.4 (Defaults Discovered Post-Closing)	Indefinitely
Article 21 (Brokers)	Indefinitely
Article 22 (Confidentiality)	Indefinitely
Article 24 (Further Assurances)	3 years
Section 26.1 (Survival)	Indefinitely
Article 27 (Tax Contests)	Indefinitely
Article 28 (Waiver of Jury Trial)	Indefinitely

26.2    Notice of any claim made by Purchaser or Seller on the basis of a breach of a provision of this Agreement which survives the Closing shall be given on or before the applicable Survival Date. In the event that either party shall fail to give such notice prior to the applicable Survival Date, such party shall be deemed to have waived all claims in connection with any such provision. Any litigation with respect to such claim shall be commenced within ninety (90) days after the applicable Survival Date. Time shall be of the essence with respect to giving notice hereunder and commencing any litigation.

26.3    The provisions of this Article 26 shall survive the Closing until the Survival Date set forth in Section 26.1.

27.    Tax Contests.

27.1    Taxes. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period whether prior to or following the Closing Date, subject to the terms and conditions of the Leases, and shall be entitled to any refunds or abatements of Taxes for such periods awarded in any such proceedings.

27.2    Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting the Taxes (at no cost or expense to the party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the contesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting the Taxes in furtherance of the contest of such Taxes.

27.3    Survival. The provisions of this Article 27 shall survive the Closing until the Survival Date set forth in Section 26.1.

28.    Waiver of Jury Trial.

28.1    TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER AND SELLER HERETO SHALL, AND THEY HEREBY DO, INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF PURCHASER AND SELLER HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. The provisions of this Section 28.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:
W.S. BADCOCK CORPORATION,
a Florida corporation

By:	/s/ Robert B. Burnette
Name:	Robert B. Burnette
Title:	President

PURCHASER:
MESIROW REALTY SALE-LEASEBACK, INC.,
an Illinois corporation

By:	/s/ M. Douglas Barker
Name:	M. Douglas Barker
Title:	Senior Managing Director

[Signature Page to Purchase and Sale Agreement]

CONSENT OF ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”) hereby agrees to: (i) accept and carry out the escrow instructions set forth in this Agreement, (ii) carry out the responsibilities of Escrow Agent as provided in this Agreement; and (iii) be bound by this Agreement in the performance of its duties as Escrow Agent.

DATED: April 15, 2022 FIRST AMERICAN TITLE INSURANCE         COMPANY

By:	/s/ Erin Tahany
Name:	Erin Tahany
Title:	Title & Escrow Operations Manager

[Signature Page to Purchase and Sale Agreement]

Joinder to Purchase and Sale Agreement
Franchise Group, Inc., a Delaware corporation (“Guarantor”), hereby joins in the Purchase Agreement for the purpose of agreeing to be bound by the terms of the Purchase Agreement and hereby assumes all rights and obligations of Seller with the same force and effect as if originally named as a seller in the Purchase Agreement. This Joinder Agreement shall survive the Closing until the Survival Date set forth in Section 26.1.

GUARANTOR:

FRANCHISE GROUP, INC.,
a Delaware corporation

By:	/s/ Andrew Laurence
Name:	Andrew Laurence
Title:	Executive Vice President

[Signature Page to Joinder to Purchase and Sale Agreement]